EXHIBIT 99.1

Exactech Q3 Revenue Up 4% to $57.9 Million; Net Income Down 6% to $3.0 Million Due to Currency Losses; Q3 Diluted EPS $0.21 vs. $0.23

Nine Months Revenue Up 5% to $185.1 Million; Net Income Up 5% to $11.4 Million or $0.81 EPDS

Gainesville, Fla. - October 21, 2014 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today revenue of $57.9 million for the third quarter of 2014, a 4% increase over $55.7 million in the third quarter of 2013. Net income was $3.0 million, or $0.21 per diluted share, compared to $3.2 million, or $0.23 per diluted share, in the same quarter a year ago.

Third Quarter Segment Performance

•	Extremity implant revenue increased 23% to $18.6 million

•	Knee implant revenue decreased 2% to $18.1 million

•	Hip implant revenue increased 4% to $10.2 million

•	Biologic and Spine revenue decreased 10% to $5.4 million

•	Other revenue decreased 9% to $5.6 million

Nine Months Highlights and Segment Performance
For the nine months of 2014, revenue was $185.1 million, an increase of 5% over $175.5 million for the comparable period last year. Net income for the first nine months of 2014 increased 5% to $11.4 million, or $0.81 per diluted share compared to $10.8 million, or $0.79 per diluted share for the first nine months of 2013. Nine month product revenues were as follows:

•	Extremity implant revenue increased 22% to $57.3 million

•	Knee implant revenue decreased 1% to $59.8 million

•	Hip implant revenue increased 4% to $32.2 million

•	Biologic and spine revenue decreased 6% to $17.7 million

•	Other products revenue decreased 2% to $18.2 million

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Management Comment
Exactech CEO and President David Petty said, “Total sales were up 4% to $57.9 million in the third quarter and up 5% to $185.1 million for the first nine months. Continuing double-digit strength in our shoulder segment resulted in our extremities implant revenue emerging as our largest revenue segment in the quarter with an increase of 23% to $18.6 million. This surpassed revenue in our knee segment, which decreased 2% to $18.1 million year over year in the quarter. Sluggish knee sales in Europe and the U.S. contributed to the knee revenue performance. Our hip segment continued to perform well with a 4% gain to $10.2 million, and we experienced weakness in our other segments. Net income slipped 6% to $3.0 million reflecting a $923,000 negative foreign exchange swing as compared to the third quarter of last year.

“U.S. sales for the quarter were up 2% to $40.0 million compared with $39.1 million in the third quarter a year ago. International sales increased 8% to $17.9 million. U.S. sales represented 69% of total sales and international sales were 31% of the total. For the first nine months of 2014, U.S. sales rose 5% to $123.8 million compared with $117.9 million in 2013, representing 67% of total sales. International sales increased 6% to $61.2 million and remained at 33% of total sales,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins remained at 71% for each of the third quarters for 2014 and 2013. Total operating expenses for the third quarter increased 2% to $35.4 million and as a percentage of sales decreased to 61% from 62% resulting in an operating profit increase of 14% to $5.5 million. Our balance sheet remained strong with a further decrease in long-term debt reflecting healthy cash flow.

Looking forward, Exactech updated its 2014 revenue guidance to $247-$249 million and its diluted EPS target to $1.14-$1.16. For the fourth quarter ending December 31, 2014, the company said it anticipates revenues of $62-$64 million and diluted EPS of $0.33-$0.35 The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, October 22nd, 2014 at 10:00 a.m. Eastern Time. The call will cover Exactech’s third quarter 2014 results. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-329-8877 any time after 9:50 a.m. Eastern on Wednesday, October 22nd. International and local callers should dial 1-719-457-2085. A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=111204. This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,086	$6,011
Accounts receivable, net of allowances of $821 and $993	46,342	59,109
Prepaid expenses and other assets, net	3,711	2,865
Income taxes receivable	550	1,331
Inventories – current	74,171	71,590
Deferred tax assets – current	1,521	1,653
Total current assets	135,381	142,559

PROPERTY AND EQUIPMENT:
Land	2,208	2,215
Machinery and equipment	34,321	35,439
Surgical instruments	100,946	95,902
Furniture and fixtures	4,547	4,200
Facilities	19,251	19,187
Projects in process	1,133	852
Total property and equipment	162,406	157,795
Accumulated depreciation	(82,350)	(76,127)
Net property and equipment	80,056	81,668

OTHER ASSETS:
Deferred financing and deposits, net	1,375	870
Non-current inventories	17,089	11,100
Product licenses and designs, net	8,664	9,457
Patents and trademarks, net	1,777	2,005
Customer relationships, net	317	669
Goodwill	13,224	13,514
Total other assets	42,446	37,615
TOTAL ASSETS	$257,883	$261,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,631	$16,254
Income taxes payable	—	39
Accrued expenses and other liabilities	8,693	10,974
Other current liabilities	250	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	27,574	30,517

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,890	4,200
Line of credit	—	10,732
Long-term debt, net of current portion	21,000	23,250
Other long-term liabilities	432	719
Total long-term liabilities	24,322	38,901
Total liabilities	51,896	69,418

SHAREHOLDERS’ EQUITY:
Common stock	138	136
Additional paid-in capital	74,315	69,175
Accumulated other comprehensive loss	(6,850)	(3,902)
Retained earnings	138,384	127,015
Total shareholders’ equity	205,987	192,424

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$257,883	$261,842

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
NET SALES	$57,884	$55,650	$185,061	$175,510

COST OF GOODS SOLD	16,929	16,126	55,128	53,791
Gross profit	40,955	39,524	129,933	121,719

OPERATING EXPENSES:
Sales and marketing	21,304	20,274	67,902	63,281
General and administrative	5,380	5,384	16,832	15,801
Research and development	4,464	5,068	13,521	13,523
Depreciation and amortization	4,289	3,963	12,735	11,992
Total operating expenses	35,437	34,689	110,990	104,597

INCOME FROM OPERATIONS	5,518	4,835	18,943	17,122

OTHER INCOME (EXPENSE):
Interest income	5	2	13	5
Other income	3	18	53	69
Interest expense	(253)	(281)	(860)	(852)
Foreign currency exchange gain (loss)	(652)	271	(452)	(312)
Total other income (expense)	(897)	10	(1,246)	(1,090)

INCOME BEFORE INCOME TAXES	4,621	4,845	17,697	16,032

PROVISION FOR INCOME TAXES	1,610	1,653	6,328	5,255

NET INCOME	$3,011	$3,192	$11,369	$10,777

BASIC EARNINGS PER SHARE	$0.22	$0.24	$0.83	$0.80

DILUTED EARNINGS PER SHARE	$0.21	$0.23	$0.81	$0.79

SHARES - BASIC	13,766	13,494	13,690	13,433

SHARES - DILUTED	14,064	13,712	13,989	13,632

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EXACTECH INC.